UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ELLIE MAE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3288780
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4155 Hopyard Road, Suite 200, Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $0.0001 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Explanatory Note

This Registration Statement on Form 8-A is being filed by Ellie Mae, Inc., a Delaware corporation (the “Registrant” or the “Company”), in connection with the registration of its common stock, par value $0.0001 per share (the “Common Stock”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the transfer of the listing of its Common Stock from the NYSE MKT LLC, formerly known as NYSE Amex, LLC (“NYSE MKT”), to the New York Stock Exchange LLC (“NYSE”). The Registrant’s Common Stock was previously registered under Section 12(b) of the Exchange Act for listing on the NYSE MKT pursuant to Registrant’s Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2011 (No. 001-35140).

Item 1.	Description of Registrant’s Securities to be Registered.

In response to this Item, except as otherwise noted below, the Registrant hereby incorporates by reference the description of the Common Stock of the Registrant set forth under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-1 (File No. 333-166438) as originally filed with the Commission on April 30, 2010, as amended (the “Registration Statement”), and in the prospectus included in the Registration Statement to be filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

General

As of December 31, 2011, there were outstanding:

•	21,019,590 shares of common stock held by approximately 162 stockholders; and

•	4,246,285 shares of common stock issuable upon exercise of outstanding stock options.

Warrants

In September 2008, the Company issued a warrant to New Casa 188, LLC (currently known as SavingStreet, LLC) to purchase an aggregate of 133,333 shares of common stock at $5.94 per share (the “SavingStreet Warrant”). The warrant remained outstanding at December 31, 2011 and will expire on December 31, 2012. Such warrant contains a performance requirement with vesting triggered by certain minimum payments to the Company resulting from a strategic relationship arrangement and, as of December 31, 2011, the warrant was unvested as the minimum payments under the strategic relationship had not been met.

As of December 31, 2011, no warrants other than the SavingStreet Warrant, as described above, remain outstanding.

Listing

The Company’s Common Stock has been approved for listing on the NYSE under the symbol “ELLI.”

Item 2.	Exhibits.

Under the Instructions as to exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 31, 2012	ELLIE MAE, INC.

	By:	/s/ Edgar Luce
	Name:	Edgar Luce
	Title:	Executive Vice President, Finance and Administration and Chief Financial Officer